Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE ACHIEVES RECORD FIRST QUARTER RESULTS

Net Sales and Net Earnings are record highs

GREENVILLE, SC — October 28, 2010—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and physical security products for the reseller market, today announced complete financial results for its first quarter ended September 30, 2010.

Quarter ended Sept 30, 2010:

Net sales	$635 million
Net income	$15.7 million
Diluted EPS	$0.58 per share

“The ScanSource team delivered impressive results with record sales in almost every market, technology and geography,” said Mike Baur, CEO, ScanSource, Inc. “Our growth was a result of strong demand and market share gains led by our international sales team.”

For the quarter ended September 30, 2010, net sales increased 30% to $635 million compared to $488 million for the quarter ended September 30, 2009. Operating income also increased by 40.5% to $24.8 million from $17.7 million in the comparable prior year quarter. Net income increased 43.6% to $15.7 million for the quarter ended September 30, 2010 versus $10.9 million for the quarter ended September 30, 2009. The effective tax rate for the quarter was 35.6%, compared to 37.4% for the prior year quarter. Diluted earnings per share increased 41.5% to $0.58 in the current quarter compared to $.41 in the prior year quarter.

ScanSource Reports First Quarter Results

Forecast for Next Quarter

The Company announced its revenue forecast for the second quarter of fiscal 2011. ScanSource expects net revenues for the December 2010 quarter could range from $625 million to $645 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in

North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports First Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	September 30, 2010	June 30, 2010 *
Assets
Current assets:
Cash and cash equivalents	$14,375	$34,605
Accounts receivable, less allowance of $23,290 at September 30, 2010 $21,907 at June 30, 2010	413,525	357,749
Inventories	345,267	346,610
Prepaid expenses and other assets	20,150	16,762
Deferred income taxes	12,127	12,066

Total current assets	805,444	767,792

Property and equipment, net	24,564	23,528
Goodwill	34,306	33,785
Other assets, including identifiable intangible assets	39,591	34,645

Total assets	$903,905	$859,750

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable	296,536	287,864
Accrued expenses and other liabilities	36,955	35,027
Income taxes payable	9,512	7,948

Total current liabilities	343,003	330,839

Long-term debt	30,429	30,429
Borrowings under revolving credit facility	—	—
Other long-term liabilities	16,827	11,631

Total liabilities	390,259	372,899

Shareholder’s equity:
Common stock	113,468	111,951
Retained earnings	402,341	386,634
Accumulated other comprehensive loss	(2,163)	(11,734)

Total shareholders’ equity	513,646	486,851

Total liabilities and shareholders’ equity	$903,905	$859,750

*	Derived from audited financial statements at June 30, 2010.

ScanSource Reports First Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended September 30,
	2010	2009
Net sales	$634,530	$488,423
Cost of goods sold	571,049	437,005

Gross profit	63,481	51,418

Operating expenses:
Selling, general and administrative expenses	38,633	33,731

Operating income	24,848	17,687

Other expense (income):
Interest expense	366	366
Interest income	(300)	(263)
Other, net	373	116

Income before income taxes	24,409	17,468
Provision for income taxes	8,701	6,533

Net income	$15,708	$10,935

Per share data:
Net income per common share, basic	$0.59	$0.41

Weighted-average shares outstanding, basic	26,713	26,567

Net income per common share, diluted	$0.58	$0.41

Weighted-average shares outstanding, diluted	26,992	26,821

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